EXHIBIT 99.1

GELTECH ISSUES Q1 UPDATE TO SHAREHOLDER LETTER

JUPITER, FL- April 4, 2018 – GelTech Solutions, Inc. (OTCQB:GLTC) has issued the following update to its February 6, 2018 letter to shareholders.

Dear Shareholder:

The major themes from the last year have continued to advance. We have taken on new clients in the Utilities and Wildfire Divisions, and new International Distributors. In addition, the number of inquiries for new applications of already developed technologies, like our Lithium Battery Suppression System, are coming at an increasing rate from global companies that are in the suppression system business.

In the Wildland division, we have taken on two new customers already this year. It is early in the year and the start of Fire Season for most of the country is still a few months away. We believe that additional states will begin evaluation programs before the upcoming season. All of our existing customers remain committed to using our products and we are working to expand our programs within these agencies.

The Utility Division has initiated two additional pilot programs for FireIce extinguishers with electric utilities on the East Coast. Programs in the Utility Division continue to expand, with two new cities under one company’s umbrella in the process of starting an extinguisher program for their service vehicles. This gives further validity to the safety and effectiveness of the FireIce Extinguisher versus the widely used dry chemical extinguishers. http://www.geltechsolutions.com/uploads/docs/1/20180129-0515_SS_FI-Extinguisher_Product_Comparison.compressed.pdf

In addition, we processed a repeat order for FireIce to be used to fight manhole fires, with the Northeast electric utility we have been working with for the past five years.

We have taken on new distributors in Israel and Brazil, who have already placed initial purchases and started demos with their target clients in the Defense, Private Timber and Mining industries.  We are under discussions with other national distributors for our products specifically for the Cell Tower business and for Electric Utilities.  We believe these additional distributors will improve our reach into these market segments and strengthen our resources to close deals in 2018.

Several new opportunities have arisen recently in areas where our technologies may be utilized. This presents us with a great opportunity to capitalize on our already completed R&D with little additional expense. GelTech has received inquiries and started projects with several major companies including companies who sell fire suppression systems or use or manufacture lithium batteries in large configuration systems, such as personal vehicles, storage, mass transportation and large recharging systems.  Because FireIce can effectively cool, suppress and remain non-toxic over 5000 degrees F, we expect to continue to work with and be utilized in these applications.

Soil₂O for soil amendment (Granular and Topical) have received an increased amount of interest from around the world in the first three months of this year. We expect to engage on one or two additional international distributors for these products in the next few months.

We have also begun discussions with a company that manufactures large scale dust suppression equipment. We believe that the introduction of Soil₂O Dust Control into their existing equipment presents a great opportunity for both organizations and better results for their clients.

There have already been repeat sales with existing clients, including a response to another landfill fire in the Bahamas, which was quickly brought under control with the use of FireIce products. This was arranged by our Rep in the Bahamas, who is also working on new projects that may come about in 2018 with the Bahamian Government and the local Utility.

As previously mentioned Gerry Kaiser joined GelTech Solutions back in July of 2017 to assist in the Utility space. Gerry is a veteran Sales Executive from the Electric Utility industry. He held numerous Executive Management positions in Sales and Product Management with Schlumberger Industries, Cellnet Technologies and most recently Landis+Gyr.  Gerry has instilled a sales methodology and process to help focus the organization in closing pursuits. His extensive experience in channel management will be leveraged as we optimize our distributor and manufacturer’s rep network.  It is for these reasons we have promoted Gerry to National Sales Manager for all non-Wildland activities.

Although our revenue for the quarter will not exceed revenue for the first quarter of 2017, last year’s first quarter revenue included a $186,000 sale to the Bahamas which accounted for 48% of our first quarter sales. Excluding sales to the Bahamas in 2017, 2018 first quarter revenues were above 2017 first quarter revenues.

Regards,

Michael Reger

President, GelTech Solutions

Cautionary Note Regarding Forward-Looking Statements
Any statements in this shareholder letter that are not historical facts are forward-looking statements including statements regarding additional state evaluation programs, improving our resources to close deals in 2018, opportunities from our already completed R&D and expectations regarding the usage of our products in large suppression systems and large configuration systems. Actual results may differ materially from those projected or implied in any forward-looking statements. Forward-looking statements can also be identified by words such as “targets,” “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance and results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effectiveness of our products during evaluations, a slow fire season, the natural reluctance to changes in the industries for which our products are or will be sold, unanticipated failure to fulfill orders promptly, changes in environmental regulations that affect the use of our products, budgetary changes as a result of growth in our business and increased expenses from increase in sales. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K filed on March 28, 2017. Any forward-looking statement made by us in this shareholder letter speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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